Exhibit 5.1

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BOSTON BRUSSELS CENTURY CITY CHICAGO DALLAS GENEVA	HONG KONG HOUSTON LONDON LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO	SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

September 8, 2015

Discover Financial Services

2500 Lake Cook Road

Riverwood, Illinois 60015

Ladies and Gentlemen:

Discover Financial Services, a Delaware corporation (the “Company”), has registered under the Securities Act of 1933 (the “Act”) $1,000,000,000 aggregate principal amount of the Company’s senior and subordinated, unsecured debt securities titled “Discover Financial Services InterNotes®” (the “Notes”). The Company filed with the Securities and Exchange Commission (the “Commission”), on June 26, 2015, a registration statement on Form S-3ASR (File No. 333-205280) (as amended through the date hereof, the “Registration Statement”) relating to the proposed offer and sale of the Notes from time to time. The Notes may be issued as senior indebtedness (the “Senior Notes”) or subordinated indebtedness (the “Subordinated Notes”). The Senior Notes are to be issued from time to time pursuant to a Senior Indenture, dated as of June 12, 2007 (as it may be amended or supplemented from time to time, the “Senior Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Senior Trustee”). The Subordinated Notes are to be issued from time to time pursuant to a Subordinated Indenture, dated as of September 8, 2015 (the “Subordinated Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Subordinated Trustee”). The Senior Indenture and the Subordinated Indenture are hereinafter referred to collectively as the “Indentures,” and the Senior Trustee and the Subordinated Trustee are hereinafter referred to collectively as the “Trustee”. We act as counsel to you in connection with certain issuances of the Notes.

We have examined such corporate records, certificates and other documents relating to the Notes covered by the Registration Statement and such questions of law as we have considered necessary or appropriate for the purposes of this opinion. Based upon the foregoing, we advise you that, in our opinion, when the specific terms of a particular issuance of Notes have been duly authorized and established in accordance with the applicable indenture and such Notes have been duly executed, authenticated, issued and delivered in accordance with the applicable indenture and the applicable underwriting or other distribution agreement against payment therefor, such Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

September 8, 2015

general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that we express no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such Note, (i) the Board of Directors of the Company, a duly authorized committee thereof or a duly authorized officer of the Company shall have duly established the terms of such Note and duly authorized the issuance and sale of such Note and such authorization shall not have been modified or rescinded; (ii) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; (iii) the effectiveness of the Registration Statement shall not have been terminated or rescinded; and (iv) the Indentures and the Notes have been duly authorized, executed and delivered by, and are each valid, binding and enforceable agreements of, each party thereto (other than as expressly covered above in respect of the Company). We have also assumed that none of the terms of any Note to be established subsequent to the date hereof, nor the issuance and delivery of such Note, nor the compliance by the Company with the terms of such Note will violate any applicable law or public policy or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

We note that, as of the date of this opinion, a judgment for money in an action based on a Note denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Note is denominated into United States dollars will depend on various factors, including which court renders the judgment. A state court in the State of New York rendering a judgment on such Note would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Note is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any other date.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the signatures on all documents examined by us are genuine.

September 8, 2015

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company with the Commission on the date hereof and its incorporation by reference into the Registration Statement. In addition, if a prospectus supplement or pricing supplement relating to the offer and sale of any particular Note or Notes is prepared and filed by the Company with the Commission on a future date and the prospectus supplement or pricing supplement contains our opinion and a reference to us substantially in the form set forth below, this consent shall apply to our opinion and the reference to us in substantially such form:

“In the opinion of Sidley Austin LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 8, 2015, which has been filed as an exhibit to a Current Report on Form 8-K filed by the Company on September 8, 2015. [This opinion is also subject to the discussion, as stated in such letter, of the enforcement of notes denominated in a foreign currency or currency unit.]”

In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sidley Austin LLP